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CALYPTE LOGO
                                                                  NEWS RELEASE
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1265 Harbor Bay Parkway o Alameda, CA  94502
www.calypte.com

Investor Relations Contact:
Tim Clemensen
212-843-9337
email: tclemensen@rubensteinir.com


                CALYPTE'S URINE BASED HIV TEST RECEIVES APPROVAL
                            IN THE REPUBLIC OF KENYA


Alameda, Calif. - October 17, 2003 Calypte Biomedical Corporation (OTCBB: CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA approved serum HIV-1 antibody Western blot supplemental test, announced that the Government of Kenya has stated that Calypte's urine testing is approved for importation, allowing Calypte the rights to distribute their urine based HIV-1 antibody tests and Western blot supplemental test into that Republic. The approval letter received by Calypte Biomedical was signed by Dr. Jack Nyamongo, Director of the Kenyan National Laboratory.

The National Aids Control Programme (NASCOP) of the Kenyan Ministry of Health formally met yesterday and announced that urine based HIV/AIDS testing, developed by Calypte Biomedical, is approved for distribution in Kenya. After extensive testing, NASCOP concluded that urine testing is a viable and safe method of testing for HIV. Dr. Achala Ndinya, Senior HIV Co-Investigator in Kenya stated that "Calypte's urine test's sensitivity and specificity was very impressive in all 4 testing centers around the country, equaling the results of their preferred blood test". Dr. Ndinya also stated that he was "extremely pleased with the results and is looking forward to working with Calypte in the fight against HIV infection."

Calypte previously announced that they received a Letter of Intent from World Vision outlining a purchase of urine HIV tests. Subsequent to that announcement Calypte has learned that the procurement for AIDS related testing and treatment are required to be routed through government agencies not through humanitarian organizations. As a result the Letter of Intent announced on September 16th has been cancelled. The success of the October 15th meeting with Kenyan's Ministry of Health now allows Calypte to transact the sale of its HIV/AIDS tests directly with the appropriate government agencies of the African Republics.

Jay Oyakawa, President of Calypte Biomedical stated "After a rigorous and thorough testing process in Kenya, we are very pleased by the results and the official approval. This builds upon recent successes in Uganda and China where Calypte's urine testing maintains its high efficacy. A recent article in the East African pointed out that possibly 30% of HIV infected Africans received the virus through needles (International Association of Safe Needle Technology in Geneva, Switzerland). These results prove that urine testing is the viable alternative to needles."


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Tony Cataldo, Chairman of the Board of Calypte Biomedical, said "With this announcement Calypte shows yet again that urine testing demonstrates the high efficacy which validates testing worldwide. Urine testing is a cost effective and scientifically proven product which is a safe alternative to blood and needles."

About Calypte Biomedical:
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Calypte Biomedical Corporation headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly. Calypte markets its products in countries worldwide through international distributors and strategic partners. Current product labeling including specific product performance claims can be found at www.calypte.com.


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Statements in this press release that are not historical facts are forward-looking statements, including statements regarding announcements of financial results and presentations by the Company. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.